                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13D/A
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)

                             THE UNIMARK GROUP, INC.
                            -----------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
                         ------------------------------
                         (Title of Class of Securities)


                                   904789 10 4
                                 --------------
                                 (CUSIP Number)


                              Rafael Vaquero Bazan
                                The Unimark House
                                  P.O. Box 229
                               Argyle, Texas 76226
                                 (817) 491-2992
           ----------------------------------------------------------
            (Name, address and telephone number of person authorized
                     to receive notices and communications)


                                  July 1, 1999
           ---------------------------------------------------------
             (Date of event which requires filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the following box: [ ]

----------------------------                      ------------------------------
  CUSIP NO.  904789 10 4                                Page 2 of 9 Pages
----------------------------                      ------------------------------

--------------------------------------------------------------------------------

1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Asesoria Garza Jasso, S.C.

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                                              (a)    [ ]
                                                              (b)    [X]
--------------------------------------------------------------------------------

3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Source of Funds
         OO

--------------------------------------------------------------------------------

5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization

         Mexico

--------------------------------------------------------------------------------
Number of                   7.      Sole Voting Power
Shares                                   -0-
Beneficially                8.      Shared Voting Power
Owned by                               260,000
Each Reporting              9.      Sole Dispositive Power
Person With                              -0-
                           10.      Shared Dispositive Power
                                       260,000

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting Person

         260,000

--------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes Certain Shares


--------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)

         1.9%
--------------------------------------------------------------------------------
14.      Type of Reporting Person

         CO
--------------------------------------------------------------------------------

-----------------------------                     ------------------------------
  CUSIP NO.  904789 10 4                                Page 3 of 9 Pages
-----------------------------                     ------------------------------

1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Rafael Vaquero Bazan

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                               (a)   [ ]
                                               (b)   [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Source of Funds
         OO

--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization

         Mexico
--------------------------------------------------------------------------------
Number of                   7.      Sole Voting Power
Shares                                  5,000
Beneficially                8.      Shared Voting Power
Owned by                              260,000
Each Reporting              9.      Sole Dispositive Power
Person With                             5,000
                           10.      Shared Dispositive Power
                                      260,000
--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting Person

         265,000
--------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes Certain Shares

--------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)

         1.9%
--------------------------------------------------------------------------------
14.      Type of Reporting Person

         IN
--------------------------------------------------------------------------------

-----------------------------                     ------------------------------
  CUSIP NO.  904789 10 4                                Page 4 of 9 Pages
-----------------------------                     ------------------------------


1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Eduardo Vaquero Bazan
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                               (a)  [ ]
                                               (b)  [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Source of Funds
         OO

--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization

         Mexico
--------------------------------------------------------------------------------
Number of                   7.      Sole Voting Power
Shares                                    -0-
Beneficially                8.      Shared Voting Power
Owned by                                260,000
Each Reporting              9.      Sole Dispositive Power
Person With                               -0-
                           10.      Shared Dispositive Power
                                        260,000
--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting Person

         260,000
--------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes Certain Shares

--------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)

         1.9%
--------------------------------------------------------------------------------
14.      Type of Reporting Person

         IN
--------------------------------------------------------------------------------

-----------------------------                     ------------------------------
  CUSIP NO.  904789 10 4                                Page 5 of 9 Pages
-----------------------------                     ------------------------------

1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Pedro Vaquero Garcia
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                               (a)  [ ]
                                               (b)  [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Source of Funds
         OO
--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization

         Mexico
--------------------------------------------------------------------------------
Number of                   7.      Sole Voting Power
Shares                                    -0-
Beneficially                8.      Shared Voting Power
Owned by                                260,000
Each Reporting              9.      Sole Dispositive Power
Person With                               -0-
                           10.      Shared Dispositive Power
                                        260,000
--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting Person

         260,000
--------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes Certain Shares

--------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)

         1.9%
--------------------------------------------------------------------------------
14.      Type of Reporting Person

         IN
--------------------------------------------------------------------------------

-----------------------------                     ------------------------------
  CUSIP NO.  904789 10 4                                Page 6 of 9 Pages
-----------------------------                     ------------------------------


1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Fernando Camacho Casas
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                               (a)  [ ]
                                               (b)  [X]
--------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------
4.       Source of Funds
         OO

--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization

         Mexico
--------------------------------------------------------------------------------
Number of                   7.      Sole Voting Power
Shares                                  206,565
Beneficially                8.      Shared Voting Power
Owned by                                260,000
Each Reporting              9.      Sole Dispositive Power
Person With                             206,565
                           10.      Shared Dispositive Power
                                        260,000
--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting Person

         466,656
--------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes Certain Shares


--------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)

         3.3%
--------------------------------------------------------------------------------
14.      Type of Reporting Person

         IN
--------------------------------------------------------------------------------

-----------------------------                     ------------------------------
  CUSIP NO.  904789 10 4                                Page 7 of 9 Pages
-----------------------------                     ------------------------------


1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Jose Martinez Brohez
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
                                               (a)  [ ]
                                               (b)  [X]

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Source of Funds
         OO

--------------------------------------------------------------------------------
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization

         Mexico
--------------------------------------------------------------------------------
Number of                   7.      Sole Voting Power
Shares                                   46,800
Beneficially                8.      Shared Voting Power
Owned by                                260,000
Each Reporting              9.      Sole Dispositive Power
Person With                              46,800
                           10.      Shared Dispositive Power
                                        260,000
--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially Owned by Each Reporting Person

         306,800
--------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes Certain Shares


--------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)

         2.2%
--------------------------------------------------------------------------------
14.      Type of Reporting Person

         IN
--------------------------------------------------------------------------------

-----------------------------                     ------------------------------
  CUSIP NO.  904789 10 4                                Page 8 of 9 Pages
-----------------------------                     ------------------------------
--------------------------------------------------------------------------------


         This Amendment No. 2 amends the Schedule 13D (the "Schedule 13D") dated February 27, 1998, as amended by Amendment No. 1 dated October 15, 1998, by the filing persons regarding their beneficial ownership of shares of Common Stock, par value $0.01 per share, of The Unimark Group, Inc., a Texas corporation (the "Company"). In this regard, Items 5(a), and 5(c) are amended as follows. All other Items are unchanged from the initial filing, as amended.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) As of July 1, 1999, (i) Asesoria Garza Jasso, S.C. ("Asesoria") and each of the other filing persons beneficially owned 260,000 shares of Common Stock representing approximately 1.9% of the outstanding Common Stock of the Company, (ii) Mr. R. Vaquero beneficially owned 265,000 shares of Common Stock (including the 260,000 shares of Common Stock beneficially owned by Asesoria), representing approximately 1.9% of the outstanding Common Stock of the Company,
(iii) Mr. E. Vaquero beneficially owned 260,000 shares of Common Stock (including the 260,000 shares of Common Stock beneficially owned by Asesoria), representing approximately 1.9% of the outstanding Common Stock of the Company,
(iv) Mr. P. Vaquero beneficially owned 260,000 shares of Common Stock (including the 260,000 shares of Common Stock beneficially owned by Asesoria), representing approximately 1.9% of the outstanding Common Stock of the Company, (v) Mr. Camacho beneficially owned 466,565 shares of Common Stock (including the 260,000 shares of Common Stock beneficially owned by Asesoria), representing approximately 3.3% of the outstanding Common Stock of the Company and (vi) Mr. Martinez beneficially owned 306,800 shares of Common Stock (including the 260,000 shares of Common Stock beneficially owned by Asesoria), representing approximately 2.2% of the outstanding Common Stock of the Company.

         (c) On July 1, 1999, Asesoria sold 240,000 shares of Common Stock, Mr.
R. Vaquero sold 221,236 shares of Common Stock, Mr. E. Vaquero sold 42,981 shares of Common Stock, and Mr. P. Vaquero sold 63,000 shares of Common Stock, in a privately negotiated transaction at a price of $2.50 per share.

-----------------------------                     ------------------------------
  CUSIP NO.  904789 10 4                                Page 9 of 9 Pages
-----------------------------                     ------------------------------
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated: July 15, 1999

                                             ASESORIA GARZA JASSO, S.C.


                                             By: /s/ Rafael Vaquero Bazan
                                                --------------------------------
                                                     Rafael Vaquero Bazan
                                                     General Partner